Exhibit 99.1
May 6, 2008
Stephen A. Snider
Chairman of the Board
Exterran GP LLC
16666 Northchase Drive
Houston, Texas 77060
Dear Steve:
I am writing to notify you that I hereby resign from the Board of Directors of Exterran GP LLC, the general partner of the general partner of Exterran Partners, L.P., as of May 6, 2008. Please be advised that I have no disagreements with the Board or management on any matter relating to the operations, policies or practices of Exterran GP LLC, Exterran General Partner, L.P. or Exterran Partners, L.P.

Best regards,
/s/ Ernie L. Danner
Ernie L. Danner